UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 15, 2010

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2010, Loral Space & Communications Inc. ("Loral" or the "Company"), the three Loral directors (the "MHR-Affiliated Directors") who are or were affiliated with MHR Fund Management LLC ("MHR) and Loral’s insurers (the "Insurers") entered into a Settlement Agreement (the "Settlement Agreement") with respect to the previously disclosed and pending litigation in which Loral asserted claims for coverage under directors and officers liability insurance policies (the "Policies") for (a) the $19.4 million in fees and expenses that, as previously disclosed, Loral was directed to pay to plaintiffs’ counsel in the Delaware shareholder litigation relating to the Company’s sale in 2007 of $300 million of preferred stock to certain funds affiliated with MHR (the "Delaware Plaintiffs’ Fee Award"), and (b) substantially all of the $14.4 million that, as previously disclosed, Loral’s Special Committee determined to pay, as indemnification, to the MHR-Affiliated Directors relating to fees and expenses they incurred in the defense of the Delaware shareholder litigation (the "MHR Directors’ Fee Indemnification").

Pursuant to the Settlement Agreement, the Insurers will pay Loral within 30 days: (a) $5 million in conditional settlement of Loral’s claim for coverage under the Policies for the Delaware Plaintiffs’ Fee Award; and (b) $7.5 million in full settlement of Loral’s claim for coverage under the Policies for the MHR Directors’ Fee Indemnification.

The Settlement Agreement terminates the coverage action with respect to the MHR Directors’ Fee Indemnification issue but does not terminate the coverage action with respect to the Delaware Plaintiffs’ Fee Award. Rather, the trial court’s grant of summary judgment in favor of Loral on its claim for coverage of the Delaware Plaintiffs’ Fee Award is the subject of a pending appeal. Under the Settlement Agreement, the Insurers will pay Loral (a) an additional $11.5 million if a final judgment, after all appeals, is entered in favor of Loral declaring that the Policies cover at least $16.5 million of the Delaware Plaintiffs’ Fee Award; or (b) if a final judgment, after all appeals, is entered declaring that the policies cover a portion of the Delaware Plaintiff’s Fee Award that is more than $5 million but less than $16.5 million (the "Covered Portion"), an additional amount equal to the Covered Portion minus $5 million. If a final judgment, after all appeals, results in a declaration that the Policies cover less than $5 million of the Delaware Plaintiff’s Fee Award, the Insurers will not be obligated to pay anything beyond, and Loral is not obligated to repay or return, the aforementioned $5 million conditional settlement payment.

The Settlement Agreement further provides for mutual releases by the parties. Additional parties to the Settlement Agreement for purposes of such releases are MHR and certain of its affiliates.

The foregoing description of the Settlement Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement attached to this report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

10.1 Settlement Agreement dated December 15, 2010 between XL Specialty Insurance Company, Arch Insurance Company, U.S. Specialty Insurance Company, Loral Space & Communications Inc., Mark H. Rachesky, Hal Goldstein and Sai S. Devabhaktuni, and (for purposes of paragraphs 6 and 7 and 9 through 20 only) MHR Fund Management LLC and certain of its affiliated entities

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

December 17, 2010	By:	Avi Katz

Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Settlement Agreement dated December 15, 2010 between XL Specialty Insurance Company, Arch Insurance Company, U.S. Specialty Insurance Company, Loral Space & Communications Inc., Mark H. Rachesky, Hal Goldstein and Sai S. Devabhaktuni, and (for purposes of paragraphs 6 and 7 and 9 through 20 only) MHR Fund Management LLC and certain of its affiliated entities